Exhibit 99.3

The Board of Directors

CYS Investments, Inc. 500 Totten Pond Road, 6th Floor

Waltham, Massachusetts 02451

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated April 25, 2018, to the Board of Directors of CYS Investments, Inc. (“CYS”) as Annex D to, and reference to such opinion letter under the headings “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER”, “SUMMARY—Opinion of CYS’s Financial Advisor, Credit Suisse Securities (USA) LLC”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the CYS Board and Its Reasons for the Merger”, “THE MERGER—Opinion of CYS’s Financial Advisor, Credit Suisse Securities (USA) LLC” and “THE MERGER—Certain CYS Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to the proposed transaction involving CYS, Two Harbors Investment Corp. (“Two Harbors”) and Eiger Merger Subsidiary LLC, which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Two Harbors (file No. 333-225242), as filed by Two Harbors on June 15, 2018 (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC
CREDIT SUISSE SECURITIES (USA) LLC

June 15, 2018